Exhibit (a)(7)
May 14, 2008
Moldflow employees,
iMUG2008 begins next week in Dearborn, Michigan, and many of us have helped with preparation and will be actively involved with the events. Our most enthusiastic customers will be there to learn from us, and from each other. We expect it to be a terrific experience, as usual.
Those of you at iMUG, as well as everyone else around the world, may get questions from customers and business partners about Autodesk’s intent to acquire Moldflow. It’s certainly been the number one topic of communication within the company. While we don’t know many specifics yet, and won’t until the acquisition closes, I can share Autodesk’s high-level current thinking about its plans.
To avoid disrupting our business, Autodesk intends to delay substantial integration activity. They’ve said they’d like to spend the coming months getting to know us, our practices, our products, etc., so they can make the smartest longer-term decisions to keep our business strong, our employees engaged, and our customers delighted.
As I said during the all-staff presentation with Buzz Kross, I believe this acquisition will put Moldflow in an environment where we can reach the next level of the company’s evolution. Being part of Autodesk presents growth opportunities we haven’t even imagined yet, and a chance to be part of an organization with a broad and impressive product portfolio and more than 9 million loyal customers. Even when important answers seem to come painfully slowly, I ask you to keep that in mind.
Roland
Additional Information
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. Autodesk, Inc. has filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and Moldflow Corporation has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. Moldflow Corporation stockholders and other investors should read the tender offer statement (including the offer to purchase, related letter of transmittal and other offer documents) and the solicitation/recommendation statement carefully because they contain important information, including the terms and conditions of the offer. Moldflow Corporation stockholders and other investors will be able to obtain copies of these materials without charge from the SEC through the SEC’s website at http://www.sec.gov, from Autodesk, Inc. (with respect to documents filed by Autodesk, Inc. with the SEC), or from Moldflow Corporation (with respect to documents filed by Moldflow Corporation with the SEC). Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.
Safe Harbor for Forward-Looking Statements
Statements in this document may contain, in addition to historical information, certain forward-looking statements. All statements included in this document concerning activities, events or developments that Autodesk, Inc. and Moldflow Corporation expect, believe or anticipate will or may occur in the future are forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by forward-looking statements, including the risk that the tender offer will not close because of a failure to satisfy one or more of the closing conditions, and that Moldflow Corporation’s business will have been adversely impacted during the pendency of the tender offer. Additional information on these and other risks, uncertainties and factors is included in Moldflow Corporation’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed with the SEC.